Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AGREEMENT

This collaboration agreement (the “Agreement”) dated January 6, 2023 (the “Effective Date”) is between BillionToOne, Inc., having offices at 1035 O’Brien Dr., Menlo Park, California 94025 (“BTO”) and Janssen Research & Development, LLC, having offices at 920 Route 202, Raritan, New Jersey 08869 (“Janssen”).

BTO has expertise and experience developing and commercializing molecular diagnostic assays.

Janssen is developing the compound Nipocalimab (M281), an anti-neonatal Fc receptor (FcRn) monoclonal antibody for the treatment of Hemolytic Disease of the Fetus and Newborn (HDFN) and has clinical samples of maternal blood to which circulating fetal DNA and a blood group of the fetus can be determined that Janssen is interested in having tested with an assay developed and being commercialized by BTO.

Janssen and BTO want to conduct preliminary research to determine suitability of use of BTO’s existing proprietary assay to test subjects who may be treated with Janssen’s M281 in a clinical trial (the “Study”). All activities under this Agreement including the Study shall be conducted in the United States only.

The parties therefore agree as follows:

DEFINITIONS:

“Applicable Laws” means United States federal, state or local laws, rules and regulations (including privacy), including any rules, regulations, guidance or other requirements of a Regulatory Authority, that may be in effect from time to time and applicable to a particular activity hereunder, and subject to the conditions and limitations set forth in this Agreement, shall include the applicable regulations and guidance of the FDA that constitute good manufacturing practices and good clinical practices.

“Investigational Use Device or Device for Performance Study” means a device (which includes an assay or test) requested by Janssen to be used in the performance of the Study. It is a device that is either (i) an existing laboratory developed test, or (ii) a diagnostic test not yet cleared or approved for use as an IVD (in vitro diagnostic) and is in the development stage and for which the full performance characteristics have not yet been established. A device intended to be used for research purposes, without any medical objective, shall not be deemed to be a device for performance study.

“IVD” or “In Vitro Diagnostic” means a product or service for in vitro testing of patient or subject specimens, or other biological materials, for use in the diagnosis or evaluation of a disease or for the prediction or monitoring of a response to any Therapeutic Product (or other agent) or other prognostic use.

“Regulatory Authority” means the United States Food and Drug Administration (FDA).

“Regulatory Documentation” means any documents BTO submits to any Regulatory Authority pursuant to Section 7.1.1 and any subsequent feedback therefrom.

“Therapeutic Product” means any product that constitutes or contains a chemical or biologic substance for the medical cure, treatment or prevention of disease.

1.	PERFORMANCE, PAYMENT, AND TAX

1.1 BTO shall perform the activities set forth in Exhibit A (“Research Plan”) and provide Janssen with a summary of all results of those activities. Janssen and BTO agree that any additional research, if desired by both parties, would be conducted according to a separate agreement or an amendment to this Agreement; however, neither party is obligated to enter into any such separate agreement or amendment.

1.2 Within [***] following the Effective Date Janssen shall pay BTO an upfront payment of [***]. The foregoing payment shall be nonrefundable and non-creditable against any other payments due under this Agreement.

1.3 The parties have agreed on payments for milestones of BTO’s activities in the Research Plan (each, a “Milestone Payment”). Janssen shall pay to BTO the Milestone Payment upon the achievement of the applicable milestone. BTO will notify Janssen in writing promptly after the achievement of such milestone and will invoice Janssen for payment of such milestone as provided in Section 1.4. Each Milestone Payment is nonrefundable and non- creditable against any other payments due under this Agreement.

BTO shall keep records of matters relating to its performance under the Research Plan and will make those records available to Janssen’s duly authorized representative for examination upon reasonable notice to BTO and no more frequently than [***].

1.4 The following procedures apply to invoicing and payment for processing of samples submitted. BTO invoices will be due and payable within [***] after BTO submits them. BTO will submit invoices electronically through a web-based system using the Accounts Payable website, [***]. When logging into the website, BTO will be prompted for its supplier number, which can be found on the Purchase Order.

A valid nine-digit Purchase Order (PO) number and nine-digit supplier number is needed and will be furnished by Janssen to BTO.

Invoices will only be paid via Electronic Funds Transfer (EFT), an electronic payment method in which funds are directly deposited into a bank account.

BTO will not send paper invoices to Janssen Accounts Payable.

BTO will submit a completed Account Management Profile Form to Janssen Accounts Payable. Invoices will not be processed without an invoice number, invoice date, amount of invoice, purchase order number, explanation of work completed, or a remit to address. If desired by BTO, a courtesy invoice copy marked “customer copy” should be sent via e-mail to [***] at [***].

If requested by BTO, Janssen will provide reasonable technical support to BTO to ensure that BTO is able to properly submit invoices through the Janssen accounts payable website.

1.5 Tax matters will be treated as follows.

1.5.1 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.5.2 Janssen will make all payments to BTO under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Laws in effect at the time of payment and only after such deduction or withholding has been reviewed and approved in writing by BTO. On the date of execution of this Agreement, BTO will deliver to Janssen an accurate and complete Internal Revenue Service Form W-9.

1.5.3 Subject to Section 1.5.2, any Tax required to be withheld on amounts payable under this Agreement will be paid by Janssen on behalf of BTO to the appropriate governmental authority, and Janssen will furnish BTO with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by BTO. If any such Tax properly owing by BTO is assessed against and paid by Janssen, then BTO will indemnify and hold harmless Janssen from and against such Tax, except to the extent attributable to Janssen’s acts or omissions.

1.5.4 Subject to Section 1.5.2, Janssen and BTO will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Janssen to secure a reduction in the rate of applicable withholding Taxes.

1.5.5 Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax with respect to the work undertaken under this Agreement, then Janssen agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, BTO will not be entitled to pass on to Janssen, and Janssen will not be obligated to pay or bear, any tax that is based on BTO’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to BTO’s engagement of employees or independent contractors or that BTO incurs upon subcontracting any work hereunder, in whole or in part, to any affiliated or non-affiliated third party. BTO is solely responsible, to the extent required by applicable law, for identifying, billing, and collecting the taxes payable by Janssen in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner. To the extent that BTO does not provide Janssen a valid invoice (i.e., an invoice compliant with this Agreement and the applicable Research Plan and the rules and regulations of the jurisdiction of both BTO and Janssen, including separate identification of the tax where legally required, then BTO shall be responsible for any penalty resulting directly from such noncompliance. The parties will cooperate in good faith to minimize taxes to the extent legally permissible.

2.	GOVERNANCE

2.1 A Joint Steering Committee (“JSC”) shall be established [***]. The JSC will be responsible for (a) overseeing and assisting the Project Team in coordinating research activities under this Agreement (including the Research Plan), (b) resolving any matter relating to research in which the parties are unable to reach consensus, and/or (c) approving plans, budgets, and/or resource allocation for research including updating the Research Plan. [***]. The JSC may conduct meetings in any manner convenient to its members and confirmed by consensus. For the avoidance of doubt, the JSC shall have no authority to amend this Agreement or the terms hereunder without the express written consent of both Janssen and BTO.

2.2 The parties will discuss and review day-to-day activities related to the Research Plan through technical, clinical, regulatory and commercial project representatives appointed by each party (the “Project Team”). The Project Team will meet [***] unless the parties agree that more or less frequent meetings are required. The Project Team may elevate or otherwise seek input on issues from the JSC.

3.	INFORMED CONSENT AND IRB APPROVAL

3.1 The Research Plan will outline the responsibility of both parties with regard to informed consent and IRB approvals.

4.	INTELLECTUAL PROPERTY

4.1 Nothing in this Agreement shall affect the ownership of, or be construed to grant any right or license to use, any intellectual property existing on the Effective Date.

4.2 As between the parties only, any deliverable or materials, including clinical samples provided by Janssen referred to in the Research Plan and any other results, reports, data, presentations, documents, prepared by BTO in the performance of Research Plan for Janssen and arising after the Effective Date, and any data use rights, copyrights and trademark rights relating thereto, but for clarity excluding rights in inventions, patent applications and patents relating thereto, shall be the property of Janssen (the “Janssen Foreground IP”); provided however, any inventions or improvements made to, and patent, trade secret and other intellectual property related to BTO’s proprietary fetal RBC antigen NIPT assay and laboratory developed test (LDT) associated therewith (the “BTO Test”) in the performance of the Research Plan, including without limitation, the contents of the validation study and associated report to be performed and provided by BTO, in all cases arising after the Effective Date, together with any and all trade secret rights, rights in inventions, patent applications, patents and any other intellectual property or proprietary rights relating thereto, shall be the property of BTO (collectively, “BTO Foreground IP”). Without limiting the foregoing, in no event will BTO Foreground IP include any trade secret right, rights in any invention, patent applications or patents or any other intellectual property or proprietary right of BTO developed or obtained before the Effective Date or at any time (i.e., before or after the Effective Date) outside of the scope of this Agreement. BTO hereby grants to Janssen a nonexclusive, non-transferable and non-sublicensable (except as otherwise expressly permitted by BTO in writing), fully paid-up license to use the BTO Foreground IP, excluding any invention or improvement to the BTO Test made during performance of the Research Plan or otherwise pursuant to this Agreement, solely for Janssen’s internal purposes to perform its obligations under this Agreement including Janssen’s IND submissions to the FDA in respect of the compound Nipocalimab (M281). To the extent that any such BTO Foreground IP is desired for Janssen to commercialize M281 with the BTO Test, Janssen acknowledges and agrees that a further commercial use agreement will need to be negotiated and concluded with BTO. For clarity, BTO has no obligation to grant to Janssen any other rights or licenses under any BTO technology or IP whatsoever, whether or not such technology or IP comprises BTO Foreground IP (as defined above). Without limiting the generality of the foregoing, the parties acknowledge and agree that neither party intends for BTO to grant to Janssen any right or license authorizing or enabling Janssen to perform the BTO Test on its own behalf.

4.3 Each party shall execute and deliver to the other party all documents or other instruments that may be necessary to enable the other party to own, register, publish or protect the rights assigned to it in this Section 4.

4.4 As between the parties only, all case report forms and other data (including without limitation, written, printed, and graphic information contained in any computer database or computer readable form) generated by BTO in the course of conducting the work set out in the Research Plan (the “Data”) will be owned and/or controlled as indicated in the Research Plan. The parties may utilize the Data in any way it deems appropriate, subject to and in accordance with applicable state and federal privacy laws, and further subject to any restrictions thereto outlined in the Research Plan and in accordance with this Agreement. Subject to Section 4, any data, result, information or work product comprising Janssen Foreground IP created in connection with the performance of the activities set out in the Research Plan will be considered a “work made for hire.” BTO may not use the Data owned and controlled by Janssen as outlined in the Research Plan for any commercial purposes, including the filing of a patent application or the filing of the Data in support of any pending or future patent application or for the benefit of any for-profit entity, including use of Janssen Data in support of research for or in collaboration with a for-profit entity.

This Section 4.4, with respect to the allocation of rights in Data and sharing of Data created pursuant to this Agreement will further be subject to the terms and conditions of the Confidential Disclosure Agreement, effective November 5, 2021, between Janssen Global Services, LLC and BTO.

5.	CONFIDENTIALITY

5.1 Each party may receive certain technical, economic or business information of the other party that the other party considers proprietary. Such information shall be considered Confidential Information.

5.2 During the term of this Agreement and for a period of 5 years thereafter, each party shall keep each other’s Confidential Information in confidence and will not disclose it to any third party or use the Confidential Information for any purpose other than performing its duties under this Agreement.

5.3 Each party may disclose the other party’s Confidential Information to its employees and employees of its affiliates who have a need-to-know such Confidential Information, provided they are bound by obligations of confidentiality and non-use substantially as provided for above.

5.4 The obligations of confidentiality and non-use with respect to the information disclosed or developed does not apply to:

(i) information which, at the time of disclosure is published, known publicly or is otherwise in the public domain; or

(ii) information which, after disclosure, is published or becomes known publicly or otherwise becomes part of the public domain, through no fault of the receiving party; or

(iii) information which, prior to the time of disclosure, is known to the receiving party, as evidenced by its written records; or

(iv) information which has been or is disclosed to the receiving party in good faith by a third party who was not, or is not, under any obligation of confidence or secrecy to the disclosing party at the time the third party discloses it to the receiving party.

5.5 Janssen and BTO may, but shall not be obligated to, coordinate to issue a joint press release before the commencement of subject sample collection. Upon the testing of the sample from the first subject in the Study, BTO may disclose or release publicly details of its participation in the Study in a press release or other public announcement which BTO agrees to submit to Janssen for its prior review and approval acting in good faith, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, each party remains free at all times, without requirement to obtain the other party’s prior approval, to disclose or release information that has been publicly disclosed by either party or by any third party including any governmental agency (such as the FDA, HHS or clinicaltrials.gov). Except for the foregoing, neither party shall originate any publicity, news releases or other public announcements, written or oral, to the public, press or otherwise relating to this Agreement without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. However, no such consent will be required for either party to re-issue or disclose, in whole or in part, and in substantially the same form, any information previously released to the public that was approved by the other party in accordance with this Section 5.5 provided that such information being re-issued does not include any Janssen trademark, logo, or other proprietary mark.

6.	TERMINATION

6.1 This Agreement will terminate thirty-six (36) months after the Effective Date unless terminated earlier as set forth below.

6.2 (i) Janssen may terminate this Agreement [***].

(ii) If this Agreement is terminated under Section 6.2, subject to Section 1.2 and 1.3 (as to the upfront payment and Milestone Payments being nonrefundable and non-creditable), BTO will return to Janssen any funds prepaid by Janssen that are associated with activities in the Research Plan that have not yet been conducted at the time of termination (the ‘‘Unused Prepaid Funds”). Upon termination under Section 6.1 or 6.2, BTO will submit a final invoice for any and all samples tested and other research activities performed and not previously invoiced and Janssen will pay to BTO the amounts due under such final invoice and any other outstanding invoices under the procedures outlined in Section 1.4.

6.3 (i) This Agreement will terminate automatically should BTO not maintain the Certification outlined in Section 9.7.

(ii) If this Agreement is terminated under Section 6.3, both parties will cease activities immediately and BTO will return to Janssen the Unused Prepaid Funds (in the manner described in Section 6.2(ii)). Neither party shall incur any additional costs that will be paid by the other party or make any other payment to the other Party other than those outlined herein upon termination under Section 6.3.

6.4 Upon termination of this Agreement, BTO shall promptly provide to Janssen any results of activities under the Research Plan and all information associated with those activities that have not yet been provided to Janssen. Janssen will be notified of and be responsible for incurred expenses up to the agreed milestone aligned with the services conducted.

6.5 Article 5 (Confidentiality) and any other provision of this Agreement that, by its terms, is intended to survive termination of this Agreement, shall survive such termination.

7.	REGULATORY

7.1 Performance Evaluation / Investigational Testing (investigational device).

7.1.1 BTO will be responsible for regulatory submissions as required and will be responsible for compliance with investigational testing regulations in order to perform the BTO Test on subject samples in the United States in accordance with the requirements of the Regulatory Authority when using BTO’s Investigational Use Device or Device for Performance Study – i.e. the BTO Test.

7.1.2 Submissions and Certifications.

(i) BTO will be solely responsible for regulatory submissions to the Regulatory Authority as required in order to perform the BTO Test on subject samples as provided to BTO by Janssen in the Study for the United States in accordance with the requirements of the Regulatory Authority.

(ii) BTO is solely responsible for ensuring that the appropriate certifications are in place for any lab locations performing the BTO Test, compliant with the requirements of the Regulatory Authority.

7.2 Regulatory Documentation.

7.2.1 BTO shall provide Janssen with copies of the Regulatory Documentations.

7.2.2 BTO hereby grants Janssen its Affiliates and third-party contractors performing work under this Agreement a royalty-free, non-exclusive license, without the right to sublicense except as specifically provided in this Agreement to use the Regulatory Documentation for internal business purposes, as well as cross-referencing during Janssen’s interaction with any Regulatory Authority.

8.	INDEMNIFICATION

8.1 Janssen shall indemnify, defend and hold harmless BTO, its directors, officers, employees, agents and representative (collectively herein, “BTO Indemnitees”) against any and all losses, costs, claims, suits, expenses, damages and awards, including reasonable attorneys’ fees for defending those claims or lawsuits (collectively herein, “Losses” or “Loss”) in connection with any third party claim or lawsuit arising out of:

(a) the gross negligence or willful misconduct of Janssen, or any third party engaged by Janssen, in performing the Study, including but not

(b) limited to, any contract research organization, clinical trial site or investigator participating in the conduct of the Study;

(c) any illness or injury of any subject in the Study; or

(d) the development, commercialization or other exploitation by Janssen or any of its affiliates or sublicensees or its or their respective distributors or contractors of Nipocalimab (M281) or any related compound(s) and/or product(s) but solely to the extent that the marketing authorization for such compound or product was obtained with data from the Study and included the subject sample test data from the BTO Test performed by BTO pursuant to this Agreement.

8.2 BTO shall indemnify, defend and hold harmless Janssen, its directors, officers, employees, agents and representative (collectively herein, “Janssen Indemnitees”) against any and all Losses in connection with any third party claim or lawsuit arising out of:

(a) the gross negligence or willful misconduct of BTO, or any third party engaged by BTO, in the performance of its obligations in the Study as set forth in this Agreement; or

(b) the gross negligence or willful misconduct of BTO, or any third party engaged by BTO, in the design, validation or performance of the BTO Test; or

(c) the infringement or misappropriation of any patent or trade secret owned or possessed by a third party arising from the performance of the Assay in the Study in accordance with this Agreement.

8.3 If a party (the “Indemnitee”) intends to claim indemnification under this Section 8 (Indemnification), it will notify the other party (the “Indemnitor”) in writing within [***] of any third party claim for which the Indemnitee intends to seek such indemnification. The failure of the Indemnitee to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action will only relieve the Indemnitor of any obligation to the Indemnitee under this Section with respect to any such action to the extent such failure prejudices the Indemnitor’s ability to defend such third party claim. The Indemnitee will permit the Indemnitor to control the litigation or settlement of such third party claim and cooperate fully with Indemnitor in all related matters, provided that unless agreed by Indemnitee (a) counsel appointed by Indemnitor to defend Indemnitee will not take any position that if sustained would cause Indemnitee not to be indemnified by Indemnitor, and (b) no settlement will involve any terms binding on Indemnitee except payment of money to by paid by Indemnitor.

9.	MISCELLANEOUS

9.1 Notices. For a notice or other communication between the parties under this Agreement to be valid, it must be in writing and delivered (a) by hand, (b) by a national transportation company (with all fees prepaid), or (c) by email or other electronic format. A valid notice or other communication under this Agreement will be effective when received by the party to which it is addressed as follows:

To BTO:

BillionToOne, Inc.

1035 O’Brien Drive

Menlo Park, CA 94025

Attn: [***]

Email: [***]

with a copy to: BillionToOne, Inc.

1035 O’Brien Drive

Menlo Park, CA 94025

Attn: General Counsel

Email: [***]

To Janssen:

Janssen Research and Development

1400 McKean Rd, Spring House, PA 19477

Attn: [***]

Email: [***]

with a copy to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attn: Chief Intellectual Property Counsel

Email: [***]

9.2 Entire Agreement. This Agreement constitutes the entire understanding between the parties as to the subject matter of this Agreement and supersedes all other agreements, whether written or oral, between the parties.

9.3 Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both parties.

9.4 No Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, other than (i) to an affiliate, (ii) to any successor in connection with a change of control of that party, or (iii) to the successor if that party sells or otherwise disposes of all or substantially all of its assets relating to its then current business. Any assignment not in accordance with this Section 9.4 will be void.

9.5 Relationship of the Parties. Both parties are acting as independent contractors under this Agreement. The parties do not intend that anything in this Agreement creates an employment, agency, joint-venture, or partnership relationship between the parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act on behalf of the other party. Neither party has authority to enter into any contracts or incur liabilities on behalf of the other party.

9.6 No Nonparty Beneficiaries. No provision of this Agreement grant rights to anyone not a party to this Agreement.

9.7 Compliance with Laws and Standards. In performing under this Agreement, each party shall comply with all Applicable Laws and generally recognized standards for good scientific conduct. Further, BTO agrees to remain in good standing under this Agreement that it shall maintain its certification as a CLIA-certified lab (the “Certification”).

9.8 Waiver. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver. No failure or delay in exercising any right or remedy under this Agreement operates as a waiver of that right or remedy. A waiver granted on one occasion will not operate as a waiver on future occasions.

9.9 Severability. The parties intend as follows:

(i) that if any provision of this Agreement is held to be unenforceable, then that provision will be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded;

(ii) that if modifying or disregarding the unenforceable provision would result in failure of an essential purpose of this Agreement, the entire agreement will be held unenforceable;

(iii) that if an unenforceable provision is modified or disregarded in accordance with this Section 9.9, then the rest of the Agreement will remain in effect as written; and

(iv) that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable.

9.10 Counterparts. This Agreement may be executed by signatures delivered by facsimile transmission or delivered electronically in optically scanned form; and/or it may be simultaneously executed by the parties in multiple counterparts, each of which will be considered to be an original instrument, and all of which taken together, where each party has executed at least one counterpart, will constitute one and the same instrument.

9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

9.12 Data Privacy. BTO shall comply with Janssen’s Data Safeguards policy as set forth in Exhibit B, as well as Protection of Personal Information as set forth in Exhibit C.

[Signature Page Follows]

The parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

BillionToOne, Inc.		Janssen Research & Development, LLC

By:	/s/ Oguzhan Atay	By:	/s/ David Lee
Name: Oguzhan Atay		Name: David Lee
Title: CEO		Title Authorized Signatory

Date:		Date:

Attachment:

EXHIBIT A: Research Plan

EXHIBIT B: Data Safeguards

EXHIBIT C: Protection of Personal Information